January 3, 2011

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated December 10, 2010 accompanying the audited financial statements of WD Hall Exploration Company as of November 30, 2010, in the Registration Statement on Form S-1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC